Reading International Announces

2nd Quarter 2013 Results

Revenue for the 2013 Quarter at $69.6 million compared to $62.9 million in 2012, up 10.6%  over 2012

Revenue for the 2013 Six Months at $129.2 million compared to $125.4 million in 2012, up 3.1% over 2012

EBITDA(1) for the 2013 Quarter at $11.9 million compared to $10.2 million in 2012, up 17.0% over 2012

Los Angeles, California, - (BUSINESS WIRE) –August 8, 2013 – Reading International, Inc. (NASDAQ: RDI) announced today results for its quarter and six months ended June 30, 2013.

2013 Highlights

•

our revenue for the 2013 Quarter was $69.6 million compared to $62.9 million in the 2012 Quarter, an increase of $6.7 million or 10.6%, driven primarily by a $5.9 million increase in the U.S. and Australia;

•

our revenue for the 2013 Six Months was $129.2 million compared to $125.4 million in the 2012 Six Months, an increase of $3.8 million or 3.1%, driven primarily by a $4.5 million increase in the U.S. and New Zealand;

•	our EBITDA(1) for the 2013 Quarter was $11.9 million compared to $10.2 million in the 2012 Quarter, an increase of $1.7 million or 17.0%, driven primarily by a $1.4 million increase in the U.S.;
•	on May 29, 2013, we replaced our loan on the Minetta and Orpheum Theatres with a $7.5 million 5-year credit facility with Santander Bank.

Second Quarter 2013 Discussion

Revenue from operations increased from $62.9 million in the 2012 Quarter to $69.6 million in the same Quarter in 2013, a $6.7 million or a 10.6% increase.

Our cinema segment revenue increased by $6.7 million or 11.5% in the 2013 Quarter compared to the same period in 2012.  The 2013 Quarter increase was primarily due to an increase in our U.S. and Australian box office admissions of 385,000, related to the quality of film product in 2013 compared to the same period in 2012.  This resulted in increased box office, concessions, and other revenue of $5.8 million.  This increase in revenue was augmented by a 33,000 increase in our New Zealand box office admissions resulting in an increase in revenue of $881,000 primarily as a result of the reopening of an earthquake damaged New Zealand multiplex in early January 2012.  Both the Australian and New Zealand results were affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below).

The top three grossing films for the 2013 Quarter in our worldwide cinema circuit were “Iron Man 3” “Croods” and “Star Trek Into Darkness.”  These three films accounted for approximately 36.0% of our cinema box office revenue.  The top three grossing films for the 2012 Quarter in our worldwide cinema circuit were “The Avengers,” “Men in Black 3,” and “The Hunger Games.”  These three films accounted for approximately 29.3% of our 2012 Quarter cinema box office revenue.

Our real estate segment revenue for the 2013 quarter increased by $24,000 or 0.5% in the 2013 Quarter primarily related to slightly higher rents and occupancy associated with our Australian retail properties in the 2013 Quarter compared to the same period in 2012.  These increases were offset in part by a decrease in live theater revenue.  As indicated above, both the Australian and New Zealand results were also affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below).

Operating expense was 77.3% of revenue in the 2013 Quarter compared to 77.9% in the 2012 Quarter, primarily related to our revenues increasing while rent and labor costs remained somewhat fixed.

Depreciation expense decreased for the 2013 Quarter by $267,000 or 6.8% compared to the same period in 2012 due to certain worldwide cinema assets coming to the end of their depreciable lives.

For our statement of operations, the Australian quarterly average exchange rates decreased by 1.9% and the New Zealand quarterly average exchange rates increased by 3.8% since the 2012 Quarter, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the 2013 Quarter increased by $2.1 million to an operating income of $7.8 million compared to an operating income of $5.7 million in the same quarter last year.

Net interest expense decreased by $3.0 million for the 2013 Quarter compared to the 2012 Quarter.  The decrease in interest expense during the 2013 Quarter was primarily due to a decrease in our interest rate swap liabilities in 2013 compared to an increase in these liabilities during the same period in 2012 resulting in a comparative $2.7 million decrease in interest expense from the 2012 Quarter to the 2013 Quarter.  Additionally, there was an overall decrease in our worldwide debt balances and a decrease in the interest rates on our corporate loans in the U.S. and Australia, both of which resulted in lower interest expense.

            For the 2013 Quarter, our income tax expense increased by $1.2 million compared to the 2012 Quarter.  The change was primarily associated with an increase in our net income before income tax expense.

For the 2012 Quarter, we recorded income from discontinued operations of $44,000 associated with our Indooroopilly property which was sold for $12.4 million in November 2012.

As a result of the above, we reported a net income of $4.1 million for the 2013 Quarter compared to a net income of $239,000 in the 2012 Quarter.

Our EBITDA(1) at $11.9 million for the 2013 Quarter was $1.7 million or 17.0% higher than the EBITDA(1) for the 2012 Quarter of $10.2 million, driven primarily by the $2.1 million increase in operating income.  There were no significant adjustments to EBITDA(1) in either the 2013 Quarter or the 2012 Quarter.

Six Months 2013 Summary

Revenue from operations increased from $125.4 million during the 2012 Six Months to $129.2 million in 2013 Six Months, a  $3.8 million or a 3.1% increase.

Cinema segment revenue increased $4.0 million driven by an increase in the U.S. box office admissions of 45,000, related to the quality of film product in 2013 Six Months compared to the same period in 2012 which was augmented by a 3.1% increase in the U.S. average ticket price.  This increase in revenue was enhanced in part by an 82,000 increase in our New Zealand box office admissions resulting in an increase in revenue of $1.6 million primarily as a result of the reopening of an earthquake damaged New Zealand multiplex in early January 2012.  These revenue increases were offset by a decrease in our Australian revenue of $783,000 primarily due to a 3.0% decrease in the average ticket price.  Both the Australian and New Zealand results were affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below).

The top three grossing films for the 2013 Six Months in our worldwide cinema circuit were “Iron Man 3,” “Silver Linings Playbook,” and “Oz Great and Powerful.”  These three films accounted for approximately 16.3% of our 2013 Six Months cinema box office revenue.  The top three grossing films for the 2012 Six  Months were “The Avengers,” “The Hunger Games,” and “The Lorax.”  These three films accounted for approximately  17.0% of our  2012 Six Months cinema box office revenue.

Our real estate segment revenue decreased by $208,000 or 2.1% during the Six Months 2013 compared to the same period last year primarily related to a decrease in rental income from our live theater venues.  As indicated above, both the Australian and New Zealand results were also affected by changes in the value of the Australian and New Zealand dollars compared to the U.S. dollar (see below).

Operating expense was 79.4% of revenue in the 2013 Six Months compared to the 78.3% in the 2012 Six Months primarily driven by an increase in labor per capita and utility costs for our Australian cinemas coupled with internal costs associated with the development of our Courtenay Central location.

Depreciation expense decreased for the 2013 Six Months by $381,000 or 4.8% compared to the same period in 2012 due to certain worldwide cinema assets coming to the end of their depreciable lives.

For our statement of operations, the Australian 2013 Six Months average exchange rates decreased by 1.8% and the New Zealand 2013 Six Month average exchange rates increased by 2.8% since the 2012 Six Months, both of which had an impact on the individual components of our income statement.

Driven by the above factors, our operating income for the Six Months of 2013 decreased by $185,000 to $10.3 million compared to $10.5 million in the same period last year.

            Net interest expense decreased by $4.1 million for the 2013 Six Months compared to the 2012 Six Months.  The decrease in interest expense during the 2013 Six Months was due to the same reasons noted above for the quarterly results.

            The 2013 Six Months income tax expense was $2.4 million compared to $1.9 million for the 2012 Six Months.  The year over year change was due to the same reasons noted above for the quarterly results.

For the 2012 Six Months, we recorded income from discontinued operations of $120,000 associated with our Indooroopilly property which was sold for $12.4 million in November 2012.

As a result of the above, we reported a net income of $3.5 million for the Six Months of 2013 compared to a net loss of $3,000 in 2012, driven primarily by the $4.1 million decrease in interest expense noted above.

Our EBITDA(1) at $18.8 million for the 2013 Six Months was $721,000 or 3.7% lower than the EBITDA(1) for the 2012 Six Months of $19.5 million, driven primarily by the somewhat lower operational income.   There were no significant adjustments to EBITDA(1) in either the 2013 Six Months or the 2012 Six Months.

Balance Sheet and Liquidity

Our total assets at June 30, 2013 were $387.0 million compared to $428.6 million at December 31, 2012.  The currency exchange rates for Australia and New Zealand as of June 30, 2013 were $0.9165 and $0.7755, respectively, and as of December 31, 2012, these rates were $1.0393 and $0.8267, respectively.  As a result, currency had a negative effect on the balance sheet at June 30, 2013 when compared to December 31, 2012.

On March 20, 2013, pursuant to the loan agreement, we extended the term of our US Cinema 1, 2, 3 Term Loan by one year to June 28, 2014 for a renewal fee of $150,000.  On March 25, 2013, Bank of America extended the borrowing limit on our BofA Revolver from $30.0 million to $35.0 million and we borrowed $5.0 million on this revolver.  On May 29, 2013, we refinanced our Liberty Theaters loan with a $7.5 million loan securitized by our Minetta and Orpheum theatres, having a maturity date of June 1, 2018, and bearing an interest rate of LIBOR plus a 2.75% margin with a LIBOR rate cap of 4.00% plus the 2.75% margin.  On June 18, 2013, we paid off our 8.25% note to Sutton Hill Capital (“SHC”) of $9.0 million.  As the debtor on this note was Sutton Hill Properties, LLC (“SHP”), in which we have a 75% interest, the note was, in effect, paid $6.75 million by us and $2.25 million by our co-investor.  Also, on June 28, 2013, we repaid the entire $2.0 million outstanding balance on our $5.0 million Bank of America line of credit.

Our cash position at June 30, 2013 was $42.4 million.  Of the $42.4 million, $19.8 million was in Australia, $14.7 million was in the U.S., and $7.9 million was in New Zealand.  As part of our main credit facilities in Australia, New Zealand and the U.S., we are subject to certain debt covenants which limit the transfer or use of cash outside of the various regional subsidiaries in which the cash is held.  As such, at June 30, 2013 we have approximately $10.2 million of cash worldwide that is not restricted by loan covenants.

At June 30, 2013, we had undrawn funds of $9.2 million (AUS$10.0 million) available under our NAB line of credit in Australia, $9.3 million (NZ$12.0 million) available under our renewed New Zealand Corporate Credit facility, and $5.0 million available under our Bank of America revolving loan credit facility in the U.S.  Accordingly, we believe that we have sufficient borrowing capacity under our various credit facilities, together with our $42.4 million cash balance, to meet our anticipated short-term working capital requirements.

Our working capital at June 30, 2013 was a negative $63.7 million compared to a negative $21.4 million at December 31, 2012.  This increase in negative working capital resulted primarily from our Australian NAB Corporate Term Loan and our U.S. Cinemas 1, 2, 3 Term Loan becoming current liabilities during 2013.  We are in the process of renegotiating these loans with our current lenders while also seeking possible replacement loans with other lenders.

Stockholders’ equity was $116.7 million at June 30, 2013 compared to $131.0 million at December 31, 2012,  a reduction primarily related to a decrease in the currency exchange rates for Australia and New Zealand.

(1)The Company defines EBITDA as net income (loss) before net interest expense, income tax benefit, depreciation, and amortization.  The company defines adjusted EBITDA as EBITDA adjusted for unusual or infrequent events or items that are of a non-cash nature.  EBITDA and adjusted EBITDA are presented solely as supplemental disclosures as we believe they are relevant and useful measures to compare operating results among our properties and competitors, as well as measurement tools for the evaluation of operating personnel.  EBITDA and adjusted EBITDA are not measures of financial performance under the promulgations of generally accepted accounting principles (“GAAP”).  EBITDA and adjusted EBITDA should not be considered in isolation from, or as substitutes for, net loss, operating loss or cash flows from operations determined in accordance with GAAP.  Finally, EBITDA and adjusted EBITDA are not calculated in the same manner by all companies and accordingly, may not be appropriate measures for comparing performance among different companies.  See the “Supplemental Data” table attached for a reconciliation of EBITDA to net income (loss).

Subsequent Events

Wellington, New Zealand Parking Structure

            On July 21, 2013, Wellington, New Zealand experienced a strong earthquake that damaged our parking structure adjacent to our Courtenay Central shopping center.  The parking structure has been closed pending certain repairs to the structure for which the cost to repair has not yet to be quantified.  We believe our global earthquake and business interruption insurance does cover this damage subject to the relevant deductibles.

About Reading International, Inc.

Reading International (http://www.readingrdi.com) is in the business of owning and operating cinemas and developing, owning and operating real estate assets.  Our business consists primarily of:

•	the development, ownership and operation of multiplex cinemas in the United States, Australia and New Zealand; and
•

the development, ownership, and operation of retail and commercial real estate in Australia, New Zealand, and the United States, including entertainment-themed retail centers (“ETRC”) in Australia and New Zealand and live theater assets in Manhattan and Chicago in the United States.

Reading manages its worldwide cinema business under various different brands:

•	in the United States, under the
o	Reading brand (http://www.readingcinemasus.com),
o	Angelika Film Center brand (http://www.angelikafilmcenter.com),
o	Consolidated Theatres brand (http://www.consolidatedtheatres.com),
o	City Cinemas brand (http://www.citycinemas.com),
o	Beekman Theatre brand (http://www.beekmantheatre.com),
o	The Paris Theatre brand (http://www.theparistheatre.com), and
o	Liberty Theatres brand (http://libertytheatresusa.com/);
•	in Australia, under the Reading brand (http://www.readingcinemas.com.au); and
•	in New Zealand, under the
o	Reading (http://www.readingcinemas.co.nz) and
o	Rialto (http://www.rialto.co.nz) brands.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	With respect to our cinema operations:
o	The number and attractiveness to movie goers of the films released in future periods;
o	The amount of money spent by film distributors to promote their motion pictures;
o	The licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

The comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment; and

o

The extent to which we encounter competition from other cinema exhibitors, from other sources of outside of the home entertainment, and from inside the home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast, DVD rentals and sales, and so called “movies on demand;”

•	With respect to our real estate development and operation activities:
o	The rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	The extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	The availability and cost of labor and materials;
o	Competition for development sites and tenants; and
o	The extent to which our cinemas can continue to serve as an anchor tenant which will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
•

With respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	Our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o	The relative values of the currency used in the countries in which we operate;
o	Changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	Our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

Our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health-related problems;

o	Changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	Changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation,  no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform either when considered in isolation or when compared to other securities or investment opportunities.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-US GAAP financial measures.”  In such case, a reconciliation of this information to our US GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Andrzej Matyczynski, Chief Financial Officer

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Supplemental Data

Reconciliation of EBITDA to Net (Loss) Income

(dollars in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$69,642	$62,947	$129,209	$125,378
Operating expense
Cinema/real estate	53,825	49,047	102,529	98,124
Depreciation and amortization	3,650	3,917	7,640	8,021
General and administrative	4,401	4,326	8,738	8,746

Operating income	7,766	5,657	10,302	10,487

Interest expense, net	(2,636)	(5,683)	(5,309)	(9,443)
Other income	545	465	900	833
Income tax expense	(1,500)	(259)	(2,389)	(1,884)
Income from discontinued operations	--	44	--	120
Noncontrolling interest income (expense)	(40)	15	(36)	(116)
Net income (loss)	4,135	239	3,468	(3)

Basic earnings (loss) per share	$0.18	$0.01	$0.15	$0.00
Diluted earnings (loss) per share	$0.18	$0.01	$0.15	$0.00

EBITDA*	$11,921	$10,187	$18,806	$19,527

EBITDA* change	$1,734		($721)

*EBITDA presented above is net income (loss) adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment for discontinued operations (this includes interest expense and depreciation and amortization for the discontinued operations).

Reconciliation of EBITDA to the net loss is presented below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$4,135	$239	$3,468	$(3)
Add: Interest expense, net	2,636	5,683	5,309	9,443
Add: Income tax expense	1,500	259	2,389	1,884
Add: Depreciation and amortization	3,650	3,917	7,640	8,021
Adjustment for discontinued operations	--	89	--	182

EBITDA	$11,921	$10,187	$18,806	$19,527

Reading International, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(U.S. dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating revenue
Cinema	$64,659	$57,988	$119,429	$115,390
Real estate	4,983	4,959	9,780	9,988
Total operating revenue	69,642	62,947	129,209	125,378

Operating expense
Cinema	51,095	46,465	97,130	92,798
Real estate	2,730	2,582	5,399	5,326
Depreciation and amortization	3,650	3,917	7,640	8,021
General and administrative	4,401	4,326	8,738	8,746
Total operating expense	61,876	57,290	118,907	114,891

Operating income	7,766	5,657	10,302	10,487

Interest income	199	193	248	393
Interest expense	(2,835)	(5,876)	(5,557)	(9,836)
Net loss on sale of assets	--	(2)	(7)	(2)
Other income	113	68	128	23
Income before income tax expense and equity earnings of unconsolidated joint ventures and entities	5,243	40	5,114	1,065
Income tax expense	(1,500)	(259)	(2,389)	(1,884)
Income (loss) before equity earnings of unconsolidated joint ventures and entities	3,743	(219)	2,725	(819)
Equity earnings of unconsolidated joint ventures and entities	432	399	779	812
Income (loss) before discontinued operations	4,175	180	3,504	(7)
Income from discontinued operations, net of tax	--	44	--	120
Net income	$4,175	$224	$3,504	$113
Net (income) loss attributable to noncontrolling interests	(40)	15	(36)	(116)
Net income (loss) attributable to Reading International, Inc. common shareholders	$4,135	$239	$3,468	$(3)

Basic earnings (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$0.18	$0.01	$0.15	$(0.01)
Earnings from discontinued operations, net	0.00	0.00	0.00	0.01
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.18	$0.01	$0.15	$0.00

Diluted earnings (loss) per common share attributable to Reading International, Inc. shareholders:
Earnings (loss) from continuing operations	$0.18	$0.01	$0.15	$(0.01)
Earnings from discontinued operations, net	0.00	0.00	0.00	0.01
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.18	$0.01	$0.15	$0.00
Weighted average number of shares outstanding–basic	23,344,057	23,009,209	23,305,466	22,969,392
Weighted average number of shares outstanding–diluted	23,447,250	23,177,815	23,408,659	22,969,392

Reading International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(U.S. dollars in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$42,362	$38,531
Time deposits	--	8,000
Receivables	8,548	8,514
Inventory	810	918
Investment in marketable securities	58	55
Restricted cash	788	2,465
Deferred tax asset	3,324	3,659
Prepaid and other current assets	3,409	3,576
Assets held for sale	11,344	--
Total current assets	70,643	65,718

Operating property, net	184,547	202,778
Investment and development property, net	74,119	94,922
Investment in unconsolidated joint ventures and entities	7,013	7,715
Investment in Reading International Trust I	838	838
Goodwill	21,702	22,898
Intangible assets, net	14,521	15,661
Deferred tax asset, net	6,920	8,989
Other assets	6,661	9,069
Total assets	$386,964	$428,588

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$16,309	$18,909
Film rent payable	9,699	6,657
Notes payable – current portion	79,406	19,714
Notes payable to related party – current portion	--	9,000
Income taxes payable	13,398	15,234
Deferred current revenue	9,383	11,587
Other current liabilities	6,132	6,032
Total current liabilities	134,327	87,133

Notes payable – long-term portion	67,352	139,970
Subordinated debt	27,913	27,913
Noncurrent tax liabilities	8,803	8,859
Other liabilities	31,835	33,759
Total liabilities	270,230	297,634
Commitments and contingencies (Note 13)
Stockholders’ equity:
Class A non-voting common stock, par value $0.01, 100,000,000 shares authorized,
32,241,699 issued and 21,877,529 outstanding at June 30, 2013 and 31,951,945
issued and 21,587,775 outstanding at December 31, 2012	224	223
Class B voting common stock, par value $0.01, 20,000,000 shares authorized and
1,495,490 issued and outstanding at June 30, 2013 and at December 31, 2012	15	15
Nonvoting preferred stock, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at June 30, 2013 and December 31, 2012	--	--
Additional paid-in capital	136,984	136,754
Accumulated deficit	(63,525)	(66,993)
Treasury shares	(4,512)	(4,512)
Accumulated other comprehensive income	42,913	61,369
Total Reading International, Inc. stockholders’ equity	112,099	126,856
Noncontrolling interests	4,635	4,098
Total stockholders’ equity	116,734	130,954
Total liabilities and stockholders’ equity	$386,964	$428,588